Exhibit 10.18

Execution template

convertible Loan AGREEMENT

(“Agreement” or “Loan Agreement”)

dated

[                  ]

between

NLS PharmaCEUTICS AG

as Borrower

and

[                  ]

as Lender

each a “Party”, together the “Parties”

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THIS AGREEMENT is dated [                  ] (the “Effective Date”) and made between:

(1)	NLS Pharmaceutics AG (or “NLS”), a Swiss stock corporation with its registered office at Alter Postplatz 2, 6370 Stans, Switzerland, and company no. CHE-447.067.367, as borrower (the “Borrower”); and

(2)	[Name], [Address] as lender (the “Lender”); and

WHEREAS the Borrower is developing novel treatments for rare neurological disorders and has a large pipeline or early stage and late stage compounds primarily focusing on orphan indications (the “Business”). Its lead compound is Quilience® (active substance mazindol CR) which is targeted for the treatment of narcolepsy and expected to be commencing pivotal phase 2b/3 studies in 2020;

WHEREAS the Borrower intends to raise bridge funding of up to CHF 5 million (the “Financing”)* via one or a several loans convertible in common stock of the Company pursuant to the terms and conditions of this Agreement. The Financing will be used for rapidly initiating certain formulation and development activities for Quilience® and for accelerating certain hiring prior to the large funding round contemplated in 2020 in the US (the “Purpose”);

WHEREAS the Lender intends to grant the Borrower a secured, convertible loan pursuant to the terms and conditions of this Agreement for the Purpose;

WHEREAS capitalized terms shall have for the purposes of this Agreement the meanings as set forth in Appendix A.

* During the raise of the convertible loan, the company downsized the round to CHF 3 million.

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NOW, THEREFORE, IT IS AGREED as follows:

1.	Loan

The Lender herewith grants a loan to the Borrower in the amount of CHF [           ] (in words: CHF [                             ]) (the “Loan”).

The Loan shall be transferred to an account below designated by the Borrower:

Account holder:	NLS Pharmaceutics AG
Alter Postplatz 2
6370 Stans (NW)
Switzerland

Bank:	UBS
IBAN	[ ]
BIC	[ ]

2.	Interest

2.1	Regular Interest

The Loan shall bear interest at the rate of 10% per annum, calculated from (and including) the Loan Date to (and including) the Maturity Date (as defined in Section 4 of the Agreement), or the date of its earlier repayment or conversion (pursuant to Sections 4 and 8 of the Agreement).

Interest shall be accrued and only becomes due and payable, together with the principal Loan amount, at the Maturity Date (or the date of its earlier repayment) on the bank account indicated by the Lender.

Interest shall be calculated on the basis of the exact number of days in relation to a year of 360 days (actual/360).

2.2	Default Interest

In case the Borrower does not make full repayment before or convert the Loan into common shares of the Borrower at the Maturity Date, as foreseen in this Agreement, the Loan shall bear default interest rate (the “Default Interest”) of 15% per annum, calculated from (and including) the Maturity Date. Default Interest shall be calculated on the basis of the exact number of days in relation to a year of 360 days (actual/360).

2.3	Minimum Interest

When entering into this Agreement, the Borrower and the Lender have assumed that the interest payable at the rates specified in this Agreement is not and will not be subject to any Tax Deduction. Nevertheless, if a Tax Deduction should be required by law to be made by the Borrower in respect of any interest payable by it under a Loan and should it be unlawful for the Borrower to comply with the tax gross-up stipulated in the Agreement for any reason and if the gross-up is effectively not paid the applicable interest rate in relation to that interest payment shall be adjusted and recalculated so that the amount the Lender receives, after the Tax Deductions, is equal to the amount the Lender would have received had there been not Tax Deduction.

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3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under this Agreement in connection with the Business and the Purpose, in particular with regard to the relevant studies for the active ingredient Mazindol for the treatment of narcolepsy, and for other general corporate purposes and for the payment of fees, costs, and expenses incurred in connection with this Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Repayment

Subject to any earlier repayment as set forth otherwise in this Agreement, the Lender has the right at any time up to maturity date (as defined below) to convert the outstanding Loan together with accrued interest, if any, and all other amounts accrued under this Agreement up before the [                  ] (the “Maturity Date”). NLS may at its own and entire discretion repay the loan with accrued interests on the [                  ] or then-after.

In case of Change of Control (as defined hereunder) of the Borrower, the Lender shall be informed of such Change of Control by no later than fifteen (15) Business Days prior to becoming effective and shall have the right to convert the outstanding Loan together with accrued interest in accordance with the terms of this Agreement.

5.	Subordination

(a)	The Lender herewith irrevocably and unconditionally declares towards the Borrower to subordinate its claims of repayment of the Loan (“Subordinated Claims”) with effect as from the date of this Agreement vis-à-vis and for the benefit of the creditors of any and all other non-subordinated existing and future claims against the Borrower (the “Subordination”).

(b)	Any accrued or future interest, costs and other accessory claims in connection with the Subordinated Claims (the “Accessory Claims”) of the Lender towards the Borrower will also be included in the Subordination.

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(c)	Any payment of the Subordinated Claims shall be deferred during the term of this Agreement. In particular, the Lender herewith undertakes,

(a)	not to request repayment, to accept any payment, to declare any part due and payable or to offset any part of and with respect to the Subordinated Claims, neither fully nor partially;

(b)	not to assign, pledge or transfer any part of the Subordinated Claims to any third party, without (i) the written consent by the Borrower and (ii) the third party having confirmed to be bound by this Subordination; and

(c)	not to commit any other action that would affect, fully or partially, in any other way the full existence of the Subordinated Claims.

(d)	The Borrower undertakes,

(a)	not to pay, offset, novate or discharge in any other way, fully or partially, the Subordinated Claims;

(b)	not to provide any additional security regarding the Subordinated Claims; and

(c)	not to commit any other action that would result in any other way, fully or partially, in the repayment or settlement of the Subordinated Claims.

Notwithstanding the above, the Subordinated Claims may be fully or partially waived by the Lender or fully or partially converted into equity capital of the Borrower.

(e)	This subordination undertaking is cancelled automatically fully or partially, if and to the extent that a balance sheet or an interim balance sheet, audited in accordance with the Swiss Audit Standards shows that, taking into account the envisaged termination of the Subordination, the Borrower’s non-subordinated liabilities are covered by assets. In case that the Borrower’s annual accounts are subject to an ordinary audit, it is deemed sufficient if a summary report of the auditors to the general meeting without any reference to Art. 725 para. 2. If the annual accounts of the Borrower are subject to a review by the auditors only, or if an interim balance sheet is available only, a separate auditor’s report is required.

(f)	Any securities granted by the Borrower to secure the Subordinated Claims shall not expire due to this Subordination; however, they shall not be enforced or be enforceable during the term of this Agreement.

6.	Set-Off

Subject to the provisions of Section 5 herein above:

(a)	The Lender may set off any matured obligation due from the Borrower under this Agreement against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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(b)	The Borrower waives its right to offset its obligations under this Agreement against any claims it may have against the Lender, even if such claim by way of set-off against the Lender may not be recoverable as a result of insolvency or over-indebtedness.

7.	Collateral SECURITY

The Parties acknowledge and agree that a Loan of CHF 1 million or above shall be secured by the full and unlimited rights on Phacetoperane in the US:

U.S. Application No.:  15/913,481

Filed:  October 14, 2014

Titled:  PHACETOPERANE FOR THE TREATMENT OF ATTENTION DEFICIT HYPERACTIVITY DISORDER

Allowed by the US PTO: June 26, 2019

The invention which relates to the treatment of an attention deficit hyperactivity disorder (ADHD) with alpha-phenyl(piperidin-2-yl)methanol, or the pharmaceutically acceptable salts and esters thereof, in particular the acetate derivative, more particularly dextro-phacetoperane. The invention additionally provides a method of synthesis of the (S,S) enantiomer of alpha-phenyl(piperidin-2-yl)methanol as well as a method of synthesis of dextro-phacetoperane. The 15/913,481 Patent expires in November 2032.

8.	Conversion

(a)	Instead of a repayment of the Loan (pursuant to Section 4), the Lender has the right (but not the obligation) at any time before the Maturity Date to convert the entire outstanding Loan (including any unpaid and accrued interest thereon and net of any deductions, such as withholding taxes) into common shares of the Borrower. In order to exercise its conversion right pursuant to this Section 8, the Lender shall notify the Borrower in writing about its intention to convert no less than ten (10) Business Days prior to the Maturity Date.

(b)	The Lender understands and acknowledges that for the conversion of the Loan and the accrued interest thereon into common shares of the Borrower, such share capital increase may not be authorized by the Borrower at that given time. However, the Borrower will take all reasonable measures in order to take such corporate actions and obtain all authorizations and consents necessary to authorize and issue such shares to ensure that the Lender can enforce its conversion rights under this Agreement, after written notification received in accordance with Section 8(a) above.

(c)	The conversion rate shall be equal to the price paid per common share based on the pre-money valuation of CHF 65’933’175 (Swiss Francs Sixty Five Million Nine Hundred and Thirty Three Thousands One Hundred and Seventy Five) (on a fully-diluted basis) of the new shares issued for the Financing (the “Financing PM Valuation”), calculated as a discount of 25 per cent (the “Conversion Discount”) on the latest pre-money valuation of CHF 87’910’900 (Swiss Francs Eighty Seven Million Nine Hundred and Ten Thousands Nine Hundred) applied for the conversion of the Series A shareholders loans into NLS equity in March 2019 (the “Latest PM Valuation”). The number of common shares to be issued upon such conversion shall be equal to the entire outstanding Loan including any unpaid and accrued interest thereon (net of any deductions, such as withholding taxes) divided by the price per share paid based on the Financing PM Valuation.

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(d)	The amount of the unconverted Loan and interest, if any, shall be paid by the Borrower in cash instead of issuing fractions of common shares.

(e)	The issuance of the common shares pursuant to this Section 8 shall be upon the terms and subject to the conditions applicable to the Financing.

(f)	The common shares received by the Borrower upon the Conversion grant the rights as set forth in the shareholders’ agreement by and among the shareholders of the Borrower and the articles of association of the Borrower. Should the Loan (or a part of it) be converted into shares of the Borrower pursuant to this Section 8, the Lender hereby irrevocably and unconditionally declares to become a party to the then current version of the shareholders’ agreement by and among the shareholders of the Borrower.

9.	Events of Default and Remedies

The following will be Events of Default under the Loan giving the Lender the right to declare an immediate acceleration of all outstanding principal amounts under the terms of the Loan and to take such other actions at law or in equity as the Lender sees fit:

(a)	The occurrence of a Bankruptcy Event (as defined below); or

(b)	There is a change of control of the Company (with “control” having the meaning attributed in whatever the appropriate para is under Swiss law); or

(c)	The Company takes or omits to take any action, the consequences of which, in the reasonable opinion of the Lender are reasonably likely to have a material adverse effect on the Company’s business, operations or financial condition; or

(d)	The occurrence and continuance for fifteen (15) Business Days of any failure by the Company to fully comply with one of its material obligations under the term of the Loan.

As used in the Loan, Bankruptcy Event will mean any or all of the following:

(a)	An administration order is made in relation to the Company; or

(b)	The Company institutes or passes a resolution to institute or publicly announces its intention to commence bankruptcy, insolvency or liquidation proceedings; or

(c)	An order is made, or an effective resolution is passed, for the winding-up, liquidation, administration or dissolution of the Company (except for the purpose of a reorganisation or amalgamation of the Company); or

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(d)	A person holding an encumbrance takes possession of or a receiver is appointed for the whole or the major part of the assets and/or undertakings of the Company and is not discharged withdrawn or removal within fifteen (15) Business Days of possession being taken or an appointment being made; or

(e)	A distress, execution or other legal process is levied or enforced or sued out on or against the whole or the major part of the assets of the Company and is not discharged, paid out, withdrawn or removed within fifteen (15) Business Days; or

(f)	The Company stops (or threatens in writing to stop) payment of its debts generally or ceases (or threatens to cease) to carry on its business or a substantial part of its business; or

(g)	The Company is in default under a loan or credit agreement or similar financing agreement or arrangement and fails to remedy such default within fifteen (15) Business Days: or

(h)	The Company is unable to pay its debts or compounds or proposes or enters into any reorganisation or special arrangement with its creditors generally.

10.	MISCELLANEOUS

10.1	Condition Precedent

The Lender undertakes to fund the Loan and transfer the agreed loan amount, subject to the Lender having conducted satisfactory due diligence on the Borrower in all material aspects unless the Lender declines interest to perform such due diligence at his sole discretion. In that case, the Lender he should notify the Borrower by e-mail to the Lender in accordance with Section 10.3 hereunder.

10.2	Confidentiality

The existence as well as the terms and conditions of the Agreement, and any information exchanged among the Parties in connection with the Agreement (all such information collectively “Confidential Information”), shall be kept strictly confidential by each Party. The Parties shall neither use in any form nor disclose to any third party any Confidential Information unless explicitly authorized by this Agreement. The Parties shall ensure that their employees, directors and any other representatives as well as the advisors of each Party to whom any such Confidential Information is entrusted comply with these restrictions.

The term Confidential Information shall not include any information: (i) which as of the time of its disclosure by a Party was already lawfully in the possession of the receiving Party as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

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Each Party may use any Confidential Information in accordance with this Agreement.

10.3	Notices

Any communication to be made under or in connection with the Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail. The address, fax number and e-mail address of each Party for any communication or document to be made or delivered under or in connection with the Agreement is:

(a)	in the case of the Borrower, that identified with its name below;

to:

NLS Pharmaceutics AG,

Alter Postplatz 2,

CH-6370 Stans (NW), Switzerland

E-mail: az@nls-pharma.com

in the case of the Lender;

to: [Name]

[Address]

[Zip Code, City]

[Country]

[email address]

or any substitute address or fax number or e-mail address.

Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 10.3 by giving the other Parties written notice of the new address in the manner set forth in this Section.

For the purpose of meeting a period or deadline by the sender, a notice shall be deemed made when dispatched by the sender. For the purpose of triggering the start of a period or deadline for the recipient, a notice shall be deemed made or received when it arrives at the recipient, by letter or by e-mail acknowledged by the receiving party.

10.4	Entire Agreement

The Agreement (including the Appendices hereto) constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

10.5	Partial Invalidity

If at any time any provision of the Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby.

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The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result.

10.6	Amendments, Supplements, Modifications and Waiver of Rights

This Loan Agreement cannot be amended, supplemented, modified or waived (either in whole or in part) except by a written instrument signed in advance by all Parties. No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

10.7	Counterparts

The Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

10.8	Costs and Expenses

Each Party is solely responsible for its own costs and expenses incurred in negotiating and finalizing the Loan Agreement.

11.	Governing law and jurisdiction

11.1	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with Swiss law.

11.2	Jurisdiction

All disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission shall be subject to the exclusive jurisdiction of the ordinary courts of Zurich, canton of Zurich, Switzerland, venue being Zurich 1.

IN WITNESS WHEREOF, the Parties acknowledges their understanding and acceptance of the terms of this Agreement and have agreed to sign it on the date first written above

The Borrower: NLS Pharmaceutics AG

Alexander Zwyer, Chief Executive Officer	___________________________

Ronald Hafner, Chairman of the Board	___________________________

The Lender: [Name]	___________________________

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Appendix A

Definitions

“Accessory Claims” has the meaning set forth in Section 5.

“Financing PM Valuation” means the pre-money valuation, expressed in CHF million, of the Company for the purpose of the Financing and used for determining the number of shares received by the Lender upon conversion of the Loan and any accrued but unpaid interest.

“Agreement” or “Loan Agreement” means this convertible loan agreement with all its Appendices, as the same may, from time to time, be amended, novated, supplemented, extended or restated.

“Borrower” means NLS Pharmaceutics AG, a Swiss stock corporation with its registered office at Alter Postplatz 2, 6370 Stans, Switzerland, and company no. CHE-447.067.367

“Business” has the meaning set forth in the preamble.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open the full day for general business in Zurich, Switzerland.

“CHF” shall be the lawful currency of Switzerland.

“Confidential Information” has the meaning set forth in Section 10.2.

“Conversion Discount” means the discount applied to the latest pre-money valuation, expressed in per cent., when determining the number of shares received by the Lender upon conversion of the Loan..

“Default Interest” means the interest rate, expressed in per cent., applicable to the Loan if the Company fails to repay it or part of it at Maturity Date or fails to repay any outstanding amount of Loan and accrued interests due to Lender at time of conversion of the loan into Borrower equity subject to Section 8.

“Effective Date” means the calendar date on which the Loan Agreement has been signed and executed by the parties.

“Financing” has the meaning set forth in the preamble.

“Maturity Date” has the meaning set forth in Section 4.

“Lender” is an individual, a public or private group, or a financial institution that funds the Loan under the terms and conditions of this Agreement.

“Loan” has the meaning set forth in the preamble.

“Party” means a party to this Agreement.

“Section” means a section of this Agreement.

“Subordinated Claims” has the meaning set forth in Section 5.

“Subordination” has the meaning set forth in Section 5.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for, or on account of, Tax from a payment under the Agreement.

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